Exhibit b(4)

Execution Version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

HARRISON STREET REAL ASSETS FUND LLC

(FORMERLY, VERSUS CAPITAL REAL ASSETS FUND LLC),

a Delaware limited liability company,

dated as of May 28, 2026

Table of Contents

Article I Definitions		1
1.1	Certain Definitions	1
Article II The Company		3
2.1	Formation/Continuation	3
2.2	Company Name	3
2.3	Purposes	4
2.4	Powers	4
2.5	Principal Place of Business	6
2.6	Registered Office	6
2.7	Term	6
2.8	Filings	6
2.9	Reservation of Other Business Opportunities	6
2.10	Qualification in Other Jurisdictions	6
Article III Management and Membership		6
3.1	Management of the Company	6
3.2	Actions by the Board	8
3.3	Officers	8
3.4	Admission of Subsequent Members; Capital Contributions	8
3.5	Actions by Members	9
3.6	Advance Notice of Nominees for Director and Other Member Proposals	11
3.7	Books and Records	16
3.8	Limited Liability	16
3.9	Indemnification	16
3.10	Insurance	17
3.11	Powers of Members	17
3.12	Partition	17
3.13	Other Activities	17
Article IV Transfers of Shares		18
4.1	Transferability of Shares	18
4.2	Indemnification	19
Article V Repurchases of Shares		19
5.1	General	19
5.2	Quarterly Repurchase Offers	20
5.3	Mandatory Repurchases	21

i

Article VI Valuation		21
6.1	Valuation Calculation	21
6.2	Reserves	22
Article VII Shares		22
7.1	General	22
7.2	Rights and Liabilities with respect to Shares	22
Article VIII Distributions, Withholding and Dividend Reinvestment Plan		23
8.1	Distributions	23
8.2	Distribution Election; Dividend Reinvestment Plan	24
Article IX Other Fiscal Matters		24
9.1	Deposits	24
9.2	Financial Records	25
9.3	Fiscal Year	25
9.4	Agreements, Consents, Checks, Etc	25
9.5	Transactions with the Members	25
9.6	Entity Classification Election	25
9.7	Corporate Form	25
Article X Dissolution		25
10.1	Dissolution	25
Article XI SPECIAL POWER OF ATTORNEY		26
11.1	Granting of Power	26
11.2	Extent of Power	27
Article XII Miscellaneous		27
12.1	Amendments	27
12.2	Confidentiality	28
12.3	Applicability of Investment Company Act	29
12.4	Binding Effect	29
12.5	Construction	29
12.6	Headings	29
12.7	Severability	29
12.8	Variation of Pronouns	29
12.9	Governing Law	29
12.10	Exclusive Forum	29
12.11	Entire Agreement	30
12.12	Counterparts	30
12.13	Notices	30
12.14	Waiver of Terms and Conditions	30
12.15	Litigation	30
ii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
HARRISON STREET REAL ASSETS FUND LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as further amended, restated or otherwise modified, this “Agreement”) of HARRISON STREET REAL ASSETS FUND LLC (the “Company”) is being executed by Harrison Street Private Wealth LLC (formerly, Versus Capital Advisors LLC) (the “Initial Member”) as of this 28th day of May, 2026.

All other persons or entities who shall be admitted as members of the Company in accordance with the provisions hereof as a result of such persons’ or entities’ acquisition of shares of beneficial interest of the Company of any class (“Shares”) shall be “Subsequent Members” and, together with the Initial Member, the “Members.” By virtue of its respective ownership of Shares, each Member shall be bound by the provisions set forth, and subject to the obligations contained, in this Agreement.

WHEREAS, the Company was formed by the Initial Member as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (as amended from time to time, the “Act”) pursuant to the filing of a certificate of formation in the office of the Secretary of State of the State of Delaware on September 26, 2016 (the “Certificate”);

WHEREAS, the Company is currently governed by that certain Amended and Restated Limited Liability Company Agreement, dated January 9, 2025, as amended by that certain Amendment No. 1, dated July 28, 2025 (the “Current Agreement”); and

WHEREAS, the Initial Member wishes to amend and restate the Current Agreement, pursuant to the terms of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree that the Agreement governing the operations of the Company shall hereby be as follows:

Article I
Definitions

1.1	Certain Definitions. The following terms used in this Agreement and not otherwise defined shall have the following meanings:
(a)	“Act” has the meaning assigned to it in the Recitals.
(b)	“Adviser” means a person who at any particular time serves as an investment adviser to the Company pursuant to an Investment Management Agreement. The current Adviser to the Company is Harrison Street Private Wealth LLC.
(c)	“Affiliate” of a person means any person who: (a) directly or indirectly controls, is controlled by, or is under common control with such person; or (b) owns or controls ten percent or more of the outstanding voting securities of such person; or (c) is an officer or director of such person; or (d) is an officer, director, partner, or trustee of any entity for which such person acts in any such capacity.
(d)	“Board” means the Board of Directors of the Company.
1

(e)	“Business Day” means any day that the NYSE is open for business.
(f)	“Capital Contribution” has the meaning assigned to it in Section 3.4(b).
(g)	“Certificate” has the meaning assigned to it in the Recitals.
(h)	“Code” means the Internal Revenue Code of 1986, as amended.
(i)	“Confidential Information” has the meaning assigned to it in Section 12.2(b).
(j)	“Director” means an individual designated as a Director of the Company pursuant to the provisions of Section 3.1 of this Agreement and who serves on the Board.
(k)	“Distribution” has the meaning assigned to it in Section 8.1.
(l)	“Distribution Election” means the election a Member makes to receive Distributions in cash.
(m)	“Form N-2” means the Company’s registration statement on Form N-2 filed with the SEC, as amended from time to time.
(n)	“GAAP” means U.S. generally accepted accounting principles in effect from time to time, applied on a consistent basis.
(o)	“Independent Director” means a Director who is not an “interested person” as such term is defined in Section 2(a)(19) of the Investment Company Act (or such successor provision thereof).
(p)	“Initial Member” has the meaning assigned to it in the preamble hereto.
(q)	“Investment Management Agreement” means a separate written agreement entered into by the Company pursuant to which the Adviser provides Management Services to the Company.
(r)	“Investment Company Act” means the Investment Company Act of 1940, as amended.
(s)	“Management Services” means such investment advisory and other services as the Adviser is required to provide to the Company pursuant to an Investment Management Agreement.
(t)	“Members” has the meaning assigned to it in the preamble hereto.
(u)	“Net Asset Value” means the excess of the Company’s assets over its liabilities.
(v)	“Net Asset Value per Share” means the Net Asset Value divided by the number of Shares of the Company held by Members.
(w)	“NYSE” has the meaning assigned to it in Section 5.2(a).
(x)	“Offer Acceptance” has the meaning assigned to it in Section 5.2(f).
2

(y)	“Officers” has the meaning assigned to it in Section 3.3.
(z)	“Party” has the meaning assigned to it in Section 3.7.
(aa)	“Periodic Distribution” has the meaning assigned to it in Section 8.1.
(bb)	“Quarterly Distribution” has the meaning assigned to it in Section 8.1.
(cc)	“Repurchase Payment Deadline” has the meaning assigned to it in Section 5.2(g).
(dd)	“Repurchase Pricing Date” has the meaning assigned to it in Section 5.2(b).
(ee)	“Repurchase Request Deadline” has the meaning assigned to it in Section 5.2(a).
(ff)	“Repurchase Notice” has the meaning assigned to it in Section 5.2(a).
(gg)	“Repurchase Offer” has the meaning assigned to it in Section 5.1(b).
(hh)	“Repurchase Offer Amount” has the meaning assigned to it in Section 5.2(c).
(ii)	“SEC” means the Securities and Exchange Commission.
(jj)	“Securities Act” means the Securities Act of 1933, as amended.
(kk)	“Selling Agent” means a broker or dealer contracted to sell Shares.
(ll)	“Shares” has the meaning assigned to it in the preamble hereto.
(mm)	“Subsequent Members” has the meaning assigned to it in the preamble hereto.
(nn)	“Underlying Fund” has the meaning assigned to it in Section 2.4(j).

Article II
The Company

2.1	Formation/Continuation. The Initial Member formed the Company as a limited liability company pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. The Company has been governed since the date of the Certificate pursuant to the terms of this Agreement. The Initial Member hereby agrees to continue the Company as a limited liability company under and pursuant to the Act and agrees that, except as expressly provided herein to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Act. The Initial Member, on behalf of itself and the other Members, shall execute all documents and perform all acts as may be necessary or appropriate to comply with the requirements for the formation and operation of the Company under the laws of the State of Delaware and all other jurisdictions where the Company may conduct business.
2.2	Company Name. The name of the limited liability company is “Harrison Street Real Assets Fund LLC”. All business of the Company shall be conducted in such name or such other name as the Board shall determine. The Company shall hold all of its property in the name of the Company and not in the name of any Member.
3

2.3	Purposes. The purpose and business of the Company shall be to act as a non-diversified, continuously offered, closed-end investment company registered under the Investment Company Act and the Securities Act and to do any and all acts and things which may be necessary, advisable or incidental to the foregoing, the promotion or conduct of the business of the Company or the maintenance and improvement of its property and any other lawful act or activity for which limited liability companies may be formed pursuant to the Act consistent with this Agreement. The Company intends to operate as an interval fund under Rule 23c-3 of the Investment Company Act.
2.4	Powers. In furtherance of its purposes, but subject to the restrictions and limitations contained in the Investment Company Act and subject to the provisions of this Agreement, the Company shall have the power and is hereby authorized to engage in all activities and transactions as the Board or the Officers may deem necessary, appropriate, proper, advisable, incidental or convenient in connection therewith, including, without limitation:
(a)	Borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by pledge or other lien on the assets of the Company;
(b)	Invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;
(c)	Prepay, in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any security agreement securing such indebtedness;
(d)	Enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Initial Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;
(e)	File documents with the SEC, including amendments and supplements thereto, as are required by the Investment Company Act, the Securities Act or as otherwise may be convenient to, or incidental to the accomplishment of the purposes of the Company;
(f)	Execute, deliver and file any certificates (or any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business;
(g)	Execute and file such forms or certificates and may take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company under the laws of any other states or jurisdictions in which the Company engages in business;
(h)	Employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;
(i)	Enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company;
(j)	Allocate capital among a number of pooled entities that may be organized in the U.S. and in non-U.S. jurisdictions and classified as real estate investment trusts, limited partnerships,
4

regulated investment companies, corporations, limited liability companies or other entities for U.S. federal income tax purposes (each, an “Underlying Fund” and collectively, the “Underlying Funds”), each pursuant to relative value investment strategies or other techniques and subject to various risks;

(k)	Engage attorneys, appraisers, administrators, independent accountants, or such other persons as the Board or the Officers may deem necessary or advisable;
(l)	Enter into custody agreements with third parties to hold in custody certain of the Company’s assets or Shares;
(m)	Maintain for the conduct of the Company’s affairs one or more offices and to engage personnel, whether part time or full time, and do such other acts as the Board or the Officers may deem necessary or advisable;
(n)	Designate from time to time persons to act as signatories for the Company, including, without limitation, persons authorized to execute and deliver any filings with the SEC or applicable federal or state regulatory authorities or self-regulatory organizations;
(o)	Acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;
(p)	Act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and exercise all of the powers, duties, rights and responsibilities associated therewith;
(q)	Take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;
(r)	Operate, purchase, maintain, finance, improve, own, sell, convey, assign, lease or demolish or otherwise dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;
(s)	Acquire and enter into any contract of insurance necessary or appropriate for the protection of the Company, its Officers and Directors or for the conservation of the Company’s assets;
(t)	Delegate the power to take any of the foregoing actions on behalf of the Company to the Adviser, a third party or any of the Officers or Directors; and
(u)	Do such other things and engage in such other activities related to the foregoing as may be necessary, advisable, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

The foregoing enumeration of the powers shall be read as broadly and liberally as possible, it being the intent of the foregoing to in no way limit the Company’s powers and authority.

5

2.5	Principal Place of Business. The principal place of business of the Company shall be at 5050 South Syracuse Street, Suite 1100, Denver, Colorado 80237, or at such other location as may be designated by the Board from time to time.
2.6	Registered Office. The address of the registered office of the Company in the State of Delaware shall be c/o The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and The Corporation Trust Company shall act as the Company’s registered agent for service of process. At any time, the Board may designate another registered office and/or registered agent.
2.7	Term. The term of the Company shall be perpetual unless and until the Company is dissolved as set forth herein. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate pursuant to the Act and this Agreement.
2.8	Filings. Within a reasonable period of time following the dissolution and completion of winding up of the Company, the Board shall cause to be executed and filed a certificate of cancellation of the Certificate in accordance with the Act and such other documents as may be required by the laws of any other states or jurisdictions in which the Company has registered to transact business or otherwise filed articles.
2.9	Reservation of Other Business Opportunities. No business opportunities other than those actually exploited by the Company shall be deemed the property of the Company, and the Initial Member may engage in or possess an interest in any other business venture, independently or with others, of any nature or description, even if such venture or opportunity is in direct competition with the business of the Company; and the Company shall have no rights by virtue hereof in or to such other business ventures, or to the income or profits derived therefrom.
2.10	Qualification in Other Jurisdictions. The Board shall cause the Company to be qualified, formed or registered under assumed or fictitious name, statues or similar laws in any jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable. The Officers shall be authorized to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in the jurisdiction in which the Company may wish to conduct business.

Article III
Management and Membership

3.1	Management of the Company. The business and affairs of the Company shall be managed under the direction and by the approval of the Board.
(a)	The Directors currently serving on the Board are Jeffry A. Jones, Richard J. McCready, Casey R. Frazier, Paul Sveen, Susan K. Wold and Robert F. Doherty. The Board may, subject to the provisions of this Agreement with respect to the number of vacancies in the position of Director and with respect to the election of Directors to the Board by Members, designate any person who shall agree to be bound by all of the terms of this Agreement. The names and mailing addresses of the Directors shall be set forth in the books and records of the Company. The number of Directors shall be fixed from time to time by the Board.
6

(b)	Subject to any maximum term of service, required age of retirement or similar limitation that the Board may establish from time to time, each Director shall serve on the Board for the duration of the term of the Company, unless his or her status shall be sooner terminated pursuant to Section 3.1(h) hereof. In the event of any vacancy in the position of Director, the remaining Directors may appoint an individual to serve in such capacity, so long as immediately after such appointment at least two-thirds (2/3) of the Directors then serving would have been elected by the Members. The Board may call a meeting of Members to fill any vacancy in the position of Director, and shall do so within sixty (60) days after any date on which Directors who were elected by the Members ceases to constitute a majority of the Directors then serving on the Board.

(c)	In the event that no Director remains to continue the business of the Company, the Adviser shall promptly call a meeting of the Members, to be held within sixty (60) days after the date on which the last Director ceased to act in that capacity, for the purpose of determining whether to continue the business of the Company and, if the business shall be continued, of electing the required number of Directors to the Board. If the Members shall determine at such meeting not to continue the business of the Company or if the required number of Directors is not elected within sixty (60) days after the date on which the last Director ceased to act in that capacity, then the Company shall be dissolved pursuant to Section 10.1(a) hereof and the assets of the Company shall be liquidated and distributed pursuant to Section 10.1(c) hereof.
(d)	Independent Directors will at all times constitute at least a majority (or more if required by the Investment Company Act) of the Directors then serving on the Board.
(e)	An Independent Director will be replaced by another Independent Director selected and nominated by the remaining Independent Directors, or in a manner otherwise permissible under the Investment Company Act.
(f)	Each Director shall be a “Manager” of the Company as such term is defined in the Act.
(g)	The Independent Directors will receive compensation for their services as Independent Directors, as determined by the Board.
(h)	The status of a Director shall terminate if the Director (i) shall die; (ii) shall be adjudicated incompetent; (iii) shall voluntarily withdraw as a Director (upon not less than ninety (90) days’ prior written notice to the other Directors, or such lesser notice period agreeable to the other Directors); (iv) shall be removed pursuant to Section 3.1(i); (v) shall be certified by a physician to be mentally or physically unable to perform his duties hereunder; (vi) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law or make an assignment for the benefit of creditors; (vii) shall have a receiver appointed to administer the property or affairs of such Director; or (viii) shall otherwise cease to be a Director of the Company under the Act.
(i)	Any Director may be removed (a) with or without cause, by the vote or written consent of at least two-thirds (2/3) of the Directors not subject to the removal or (b) for cause only, with the approval of the holders of at least seventy-five percent (75%) of the Shares then entitled to vote in an election of a Director, together with the approval of a majority of the remaining Directors.
7

3.2	Actions by the Board.
(a)	The Board shall have the full power and authority to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by a board of directors of a limited liability company or corporation under the laws of the State of Delaware, including the power to delegate its powers to the Adviser, a third party or any of the Officers. The Board has the authority to bind the Company. Unless provided otherwise in this Agreement, the Board will act only:
(i)	by the affirmative vote of a majority of the Directors (which majority will include any requisite number of Independent Directors required by the Investment Company Act) present at a meeting duly called at which a quorum of the Directors is present either in person or, to the extent consistent with the provisions of the Investment Company Act, by conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other; or (ii) by unanimous written consent of all of the Directors without a meeting, if permissible under the Investment Company Act. A majority of the Directors then in office will constitute a quorum at any meeting of Directors. In any circumstances for which the vote or consent of the Members is required by the terms of this Agreement, the decisions and actions of the Board shall be consistent with such vote or action.
(b)	Specifically, the Board shall have the full power and authority, without Member approval, to apply for exemptive orders from the SEC that, if granted, would allow the Board to directly or by delegation to the Adviser, among other things, authorize one or more additional classes of Shares.
(c)	The expression of any power or authority of the Board shall not in any way limit or exclude any other power or authority which is not specifically or expressly set forth in this Agreement.
3.3	Officers. The Board may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including without limitation~~.~~, President, Chief Operating Officer, Chief Executive Officer, Chief Compliance Officer, Chief Investment Officer) to any such person. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. The Board, in its sole and absolute discretion, may delegate any of its powers to any Officer. Any delegation pursuant to this Section 3.3 may be revoked at any time by the Board. Each of the Officers shall serve until the earlier of their death, resignation or removal, in accordance with this Agreement. An Officer position may be revoked with or without cause by the Board. The officers set forth on Exhibit A were appointed by the Board to administer the day to day affairs of the Company as of the date of this Agreement and the Board may from time to time remove or appoint additional officers without amending Exhibit A hereto; provided, that, notwithstanding the foregoing, the business and affairs of the Company shall be managed under the direction and by the approval of the Board.
3.4	Admission of Subsequent Members; Capital Contributions.
(a)	A Person shall be admitted as a Member and shall become bound by the terms of and subject to the obligations contained in this Agreement if such Person purchases or otherwise lawfully acquires any Share and becomes the record holder of such Share in accordance with the provisions of this Agreement. A Person may become a record holder of Shares without the consent or approval of any of the Members.
8

(b)	The name of each Member, the amount of the capital contribution(s) made by such Member upon admission to the Company and thereafter (each, a “Capital Contribution”) and each Member’s corresponding Share ownership, shall be set forth in the books and records of the Company.
(c)	The Board may establish minimum initial Capital Contributions for each Member and, in the case of the Initial Member only, the minimum initial Capital Contribution will be $100,000. The amount of the Capital Contribution of each member shall be recorded by the Company upon acceptance as a contribution to the capital of the Company. Each Member’s entire initial Capital Contribution will be paid to the Company immediately prior to the Company’s acceptance of the Member’s purchase of Shares.
(d)	Subject to the provisions of the Investment Company Act, and except as otherwise permitted by the Board, initial Capital Contributions and any additional Capital Contributions by any Member will be payable in cash in readily available funds at the date of the proposed acceptance of the contributions.
(e)	The minimum initial contribution amounts set out in this Section 3.4 may be increased or reduced by the Board from time to time. Reductions may be applied to all Members, individual Members or to classes of Members, in each case in the sole discretion of the Board.
(f)	The Shares shall be personal property for all purposes.
(g)	No interest shall be paid on any Capital Contributions and, except as expressly provided herein, no Member may withdraw his Capital Contributions and the Company shall not be obligated to repurchase a Member’s Shares, other than as required by this Agreement and the Investment Company Act. The Company shall not have any obligation to repay any Capital Contributions and such repayments, if any, shall be made only by the Company upon dissolution and termination or as otherwise specifically set forth herein. No Member may demand property other than cash in return for its Capital Contribution.
3.5	Actions by Members.
(a)	Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the Investment Company Act or as otherwise required in the Act.
(b)	Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present or by means of a written consent. Meetings of the Members may be called by the affirmative vote of a majority of Directors then in office from time to time for the purpose of taking action upon any matter requiring the vote or authority of the Members as herein provided or upon any other matter deemed by the Board to be necessary or desirable, or as may be prescribed by law. In each case, the Board will provide notice of the meeting, at least ten (10) days, but not more than ninety (90) days, prior to the date designated for the meeting, stating the date, time and place of the meeting and the record date for the meeting, to each Member entitled to vote at the meeting within a reasonable time prior to the meeting.
9

(c)	Failure to receive notice of a meeting on the part of any Member will not affect the validity of any act or proceeding of the meeting, so long as a quorum is present at the meeting.
(d)	Except as otherwise required by applicable law, only matters set out in the notice of a meeting may be voted on by the Members at the meeting.
(e)	Except as otherwise set forth in the resolution of the Board, the presence in person or by proxy of Members holding a majority of the total number of Shares held by all Members as of the record date will constitute a quorum at any meeting of Members. In the absence of a quorum, a meeting may be adjourned to the time or times as determined by the Board and communicated to the Members in the manner described above in this Section 3.5.
(f)	Except as otherwise required by any provision of this Agreement or of the Investment Company Act:

(i)  with respect to the election of Directors (A) other than a Contested Election (as defined below), those candidates receiving a plurality of the votes cast at any meeting of Members called pursuant to Section 3.1(b) of this Agreement will be elected as Directors, and (B) with respect to a Contested Election, those candidates receiving the affirmative vote of a majority of the Shares outstanding and entitled to vote for the election of Directors will be elected as Directors at any meeting of Members called pursuant to Section 3.1(b) of this Agreement; and

(ii)  all other actions of the Members taken at a meeting will require the affirmative vote of Members holding a majority of the total number of Shares held by those Members who are present in person or by proxy at the meeting.

(iii)  “Contested Election” shall mean any election of Directors in which the number of persons nominated for election as Directors by Members entitled to vote for such Directors exceeds the number of Directors to be elected by Members entitled to vote for such Directors, with the determination that any election of Directors is a Contested Election to be made by an officer of the Company prior to the time the Company mails its initial proxy statement in connection with such election of Directors. If, prior to the time the Company mails its initial proxy statement in connection with such election of Directors, one or more persons nominated for election as a Director by Shares entitled to vote for such Director are withdrawn or deemed to be ineligible pursuant to this Agreement such that the number of persons nominated for election as Director by Shares entitled to vote for such Director no longer exceeds the number of Directors to be elected by Members entitled to vote for such Directors, such election shall not be considered a Contested Election. The determination of whether an election is a Contested Election shall be made on a proposal-by-proposal basis”

(g)	Each Member will be entitled to cast at any meeting of Members or pursuant to written consent a number of votes equivalent to the number of Shares held by such Member as of the record date for the meeting or the date of the written consent. The Board will establish a record date not less than ten (10) nor more than one hundred and twenty (120) days prior to the date of any meeting of Members or mailing (including by electronic transmission) to the Members of any written consent, to determine eligibility to vote at the meeting and the number of votes that each Member will be entitled to cast at the meeting, and will maintain for each record date a list setting out the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.
10

(h)	A Member may vote at any meeting of Members by a properly executed proxy transmitted to the Company at any time at or before the time of the meeting by telegram, telecopier or other means of electronic communication or other readable reproduction as contemplated by the provisions relating to proxies applicable to corporations incorporated under the laws of Delaware now or in the future in effect. A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Company at any time prior to exercise of the proxy or if the Member executing the proxy is present at the meeting and votes at the meeting. Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting out the action to be taken, are signed by Members holding a majority of the total number of votes eligible to be cast or any greater percentage as may be required under this Agreement to approve the action.

3.6  Advance Notice of Nominees for Director and Other Member Proposals

(a)  Meetings of Members. (1) In accordance with Section 3.5(d), only such business shall be conducted at a meeting of Members as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Except as contemplated by and in accordance with the next two sentences of this Section 3.6(a), no Member may nominate an individual for election to the Board. Nominations of individuals for election to the Board may be made at a meeting of Members at which Directors are to be elected only (1) by or at the direction of the Board or (2) provided that the meeting has been called in accordance with Sections 3.1(b) and 3.5 for the purpose of electing Directors, by any Member of the Company who is a Member of record at the record date set by the Board for the purpose of determining Members entitled to vote at the meeting, at the time of the giving of the notice provided for in this Section 3.6 and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 3.6. In the event the Company calls a meeting of Members for the purpose of electing one or more individuals to the Board, any Member may nominate an individual or individuals (as the case may be) for election as a Director as specified in the Company’s notice of meeting, if the Member’s notice, containing the information required by paragraphs (2) and (3) of this Section 3.6(a), is delivered to the secretary of the Company at the principal executive office of the Company not earlier than the 150th day prior to such meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to such meeting or the tenth day following the day on which public announcement is first made of the date of the meeting and of the nominees proposed by the Board to be elected at such meeting. The public announcement of a postponement or adjournment of a meeting shall not commence a new time period for the giving of a Member’s notice as described above.

(2)  Such Member’s notice shall set forth:

(i)  as to each individual whom the Member proposes to nominate for election or reelection as a Director (each, a “Proposed Nominee”) and any person who has a Disclosable Relationship1 with such Proposed Nominee (each, a “Member Associated Person”):

1 A “Disclosable Relationship” with respect to another person means (A) the existence at any time during the current calendar year or at any time within the two most recently completed calendar years of any agreement, arrangement, understanding (whether written or oral) or practice, including the sharing of information, decisions or actions, of a person with such other person with respect to the Company or shares, (B) the beneficial ownership of securities of any person known by such person to beneficially own shares and of which such person knows such other person also beneficially owns any securities, (C) sharing beneficial ownership of any securities with such other person, (D) being an immediate family member of such other person, (E) the existence at any time during the current calendar year or at any time within the two most recently completed calendar years of a material business or professional relationship with such other person or with any person of which such other person of which such other person that, directly or indirectly, owns, controls, or holds with the power to vote 5% or more of the outstanding shares of the Company, officer, director, trustee, general partner, manager, managing member or employee or (F) directly or indirectly through one or more intermediate entities, controlling, being controlled by or being under common control with such other person.

11

(A)	all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a Director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(B)	the principal occupation or employment of such Proposed Nominee during the past five years;
(C)	other directorships, trusteeships or comparable positions held during the past five years;
(D)	such person’s written consent to being named as a nominee and to serving as a Director if elected;
(E)	a representation as to whether such Proposed Nominee is an “interested person” of the Company, as defined in the Investment Company Act, and information regarding such individual that is sufficient, in the discretion of the Board or any authorized officer of the Company, to make such determination;
(F)	a representation as to whether such Proposed Nominee meets all applicable legal requirements relevant to service as a Director, including, but not limited to, the rules adopted by the principal listing exchange (if any) upon which shares are listed, Rule 10A-3 under the Exchange Act, Article 2-01 of Regulation S- X under the Exchange Act (17 C.F.R. § 210.2-01) (with respect to the Company’s independent registered public accounting firm) and any other criteria established by the Investment Company Act related to service as a director/trustee of a management investment company or the permitted composition of the board of directors/trustees of a management investment company, together with information regarding such individual that is sufficient, in the discretion of the Board or any committee thereof, to examine such representation;
(G)	a description of all agreements, arrangements, or understandings (whether written or oral) between such Proposed Nominee or any Member Associated Person of such Proposed Nominee and the nominating Member or any Member Associated Person of such nominating Member related to such nomination, including with respect to the voting of any matters to come before the Board or any anticipated benefit therefrom to the Proposed Nominee of any Member Associated Person of such Proposed Nominee;
12

(H)	a representation that the Member has held beneficially and “at risk” (as defined below), continuously through the period between the date such Member gives the notice provided for in this Section 3.6 and the record date for the determination of Members entitled to notice of and to vote at such meeting pursuant to this Section 3.6 and for at least one year prior to the date such Member gives the notice provided for in this Section 3.6, at least $25,000 in value of the Company’s Shares;
(1)	Shares corresponding to any derivative instrument, swap, option, short interest, hedge, profit interest, transaction agreement, arrangement or understanding (including any pledging or lending of Shares) made or entered into by or on behalf of a person the effect or intent of which was or is to mitigate loss to or manage risk of beneficial share price or value changes, shall not be considered to be held “at risk”;

(I)	a representation that the Proposed Nominee is not, and will not become, a party to any agreement, arrangement or understanding with any person or entity other than the Company in connection with service or action as a Director that has not been disclosed to the Company;
(J)	a representation that the Member of record giving notice intends (1) to continue to hold the requisite Shares beneficially and “at risk” (within the meaning of Section 3.6(a)(ii)(H)(1) through the date of the meeting;

(ii)  as to the Member giving the notice, any Proposed Nominee and any Member Associated Person:

(A)	the class, series and number of all shares of beneficial interest or other securities of the Company or any affiliate thereof (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such Member, Proposed Nominee or Member Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such shares of beneficial interest or other security) in any Company Securities of any such person;
(B)	the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such Member, Proposed Nominee or Member Associated Person;
13

(C)	a representation whether and the extent to which such Member, Proposed Nominee or Member Associated Person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (I) manage risk or benefit of changes in the price of (x) Company Securities or (y) any security of any other closed-end investment company (a “Peer Group Company”) for such Member, Proposed Nominee or Member Associated Person or (II) increase or decrease the voting power of such Member, Proposed Nominee or Member Associated Person in the Company or any affiliate thereof (or, as applicable, in any Peer Group Company) disproportionately to such person’s economic interest in the Company Securities (or, as applicable, in any Peer Group Company); and

(D)	any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Company), by security holdings or otherwise, of such Member, Proposed Nominee or Member Associated Person, in the Company or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such Member, Proposed Nominee or Member Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

(iii)  as to the Member giving the notice, any Member Associated Person with an interest or ownership referred to in clause (ii) of this paragraph (2) of this Section 3.6(a) and any Proposed Nominee:

(A)	the name and address of such Member, as they appear on the Company’s share ledger, and the current name and address, if different, of each such Member Associated Person and any Proposed Nominee; and
(B)	the investment strategy or objective, if any, of such Member and each such Member Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such Member and each such Member Associated Person;

(iv)  the name and address of any person who contacted or was contacted by the Member giving the notice or any Member Associated Person about the Proposed Nominee or other business proposal; and

(v)  to the extent known by the Member giving the notice, the name and address of any other Member supporting the nominee for election or reelection as a Director or the proposal of other business on the date of such Member’s notice.

(3)  Such Member’s notice shall, with respect to any Proposed Nominee, be accompanied by a written undertaking executed by the Proposed Nominee (i) that such Proposed Nominee (A) is not, and will not become, a party to any agreement, arrangement or understanding with any person or entity other than the Company in connection with service or action as a Director that has not been disclosed to the Company and (B) will serve as a Director if elected; and (ii) attaching a completed Proposed Nominee

14

questionnaire (which questionnaire shall be provided by the Company, upon request by the Member providing the notice, and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a Director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act, or would be required pursuant to the rules of any national securities exchange on which any securities of the Company are listed or over-the-counter market on which any securities of the Company are traded).

(b)  General. (1) If information submitted pursuant to this Section 3.6 by any Member proposing a nominee for election as a Director or any proposal for other business at a meeting of Members shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 3.6. Any such Member shall notify the Company of any inaccuracy or change (within two Business Days of becoming aware of such inaccuracy or change) in any such information. Upon written request by the secretary of the Company or the Board, any such Member shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (i) written verification, satisfactory, in the discretion of the Board or any authorized officer of the Company, to demonstrate the accuracy of any information submitted by the Member pursuant to this Section 3.6, and (ii) a written update of any information (including, if requested by the Company, written confirmation by such Member that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the Member pursuant to this Section 3.6 as of an earlier date. If a Member fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 3.6.

(2)  Only such individuals who are nominated in accordance with this Section 3.6 shall be eligible for election by Members as Directors, and only such business shall be conducted at a meeting of Members as shall have been brought before the meeting in accordance with this Section 3.6. The chair of the Board shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 3.6.

(3)  For purposes of this Section 3.6, “public announcement” shall mean disclosure (i) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (ii) in a document publicly filed by the Company with the SEC pursuant to the Exchange Act or the Investment Company Act.

(4)  Notwithstanding the foregoing provisions of this Section 3.6, a Member shall also comply with all applicable requirements of state law and of the Exchange Act with respect to the matters set forth in this Section 3.6. Nothing in this Section 3.6 shall be deemed to affect any right of a Member to request inclusion of a proposal in, or the right of the Company to omit a proposal from, any proxy statement filed by the Company with the SEC pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in this Section 3.6 shall require disclosure of revocable proxies received by the Member or Member Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such Member or Member Associated Person under Section 14(a) of the Exchange Act.

15

(5)  Notwithstanding anything in this Agreement to the contrary, except as otherwise determined by the chair of the Board, if the Member(s) giving notice as provided for in this Section 3.6 do not appear in person or by proxy at such meeting to present each nominee for election as a Director or the proposed business, as applicable, such matter shall not be considered at the meeting.

3.7	Books and Records. The Company shall keep, or shall designate an individual to keep, proper and usual books and records pertaining to the business of the Company. The books and records of the Company shall be kept at the principal office of the Company or at such other places, within or without the State of Delaware, as the Board shall from time to time determine.
3.8	Limited Liability.
(a)	Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Director, Officer or Member or any Affiliate thereof shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a director, officer or member of the Company.
(b)	To the extent that at law or in equity, a Member or any other party shall have duties (including fiduciary duties) and liabilities to the Company, such duties and liabilities may be restricted by provisions of this Agreement. No Member shall be liable to the Company or any Member for any loss, damage or claim incurred by reason of any act or omission performed or omitted by any such Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on any such Member by this Agreement.
(c)	Each Member shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to the matters each Member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or net cash flow or any other facts pertinent to the existence and amount of assets from which distributions to each Member might properly be paid.
(d)	Any repeal or modification of this Section 3.8 shall not adversely affect any right or protection of any Member existing prior to such repeal or modification.
3.9	Indemnification.
(a)	The Company shall indemnify and hold harmless each Member and each of the Company’s affiliates, including the Adviser, Officers, Directors, managers, members, agents or employees (the “Parties”) from and against any loss, expense, damage or injury suffered or sustained by the Parties (or any of them) by reason of any acts, omissions or alleged acts or omissions arising out of its or their activities on behalf of the Company or in furtherance of the interests of the Company, including, but not limited to, any judgment, award, settlement, reasonable attorney’s fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided that the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were not performed or omitted fraudulently or as a result of gross negligence or willful misconduct by any such Party; and provided that such Party reasonably believed that the acts, omissions, or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were in the best interests of the Company. Such indemnification shall be made only to the extent of the assets of the Company.
16

(b)	To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Party (or any of them) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Party (or any of them) to repay such amount if it shall be determined that the Party is not entitled to be indemnified as authorized in this Section 3.9.
(c)	Notwithstanding any provisions of Section 3.9(a) or (b) to the contrary, no indemnity shall be paid by the Company if indemnification is not lawful (and, in this respect, the Company has been advised that (1) Section 17(h) of the Investment Company Act and amendments thereto provides in essence that investment companies registered under said act may not indemnify their directors for their willful misfeasance, bad faith, gross negligence or reckless disregard of their duties as directors, and (2) the SEC believes that indemnification for liabilities arising under the federal securities laws for certain “disabling conduct” is against public policy and is, therefore, unenforceable and that “reasonable and fair” means should be used for determining whether liability has arisen from disabling conduct, including (i) a final decision on the merits by a court that the liability did not arise from his disabling conduct, (ii) a reasonable determination to this effect by a majority of a quorum of independent directors who are not parties to the relevant proceeding, or (iii) a written opinion to this effect from independent legal counsel).
3.10	Insurance. The Board shall have the power on behalf of the Company to purchase and maintain insurance on behalf of the Officers and Directors and against any liability incurred by them in their capacities as such, whether or not the Company has the power to indemnify them against such liability.
3.11	Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement, unless prior to the exercise by the Members of any such rights, the Board shall have notified the Members that the exercise of such rights will adversely affect (i) the limited liability of the Members or (ii) the classification of the Company as a corporation and as a regulated investment company for federal income tax purposes. Except as otherwise specifically provided by this Agreement, no Member shall have the power to act for or on behalf of, or to bind, the Company. Notwithstanding the foregoing sentence, all Members shall constitute one class or group of members of the Company for all purposes of the Act.
3.12	Partition. Each member waives any and all rights that it may have to maintain an action for partition of the Company’s property.
3.13	Other Activities.
(a)	Neither the Initial Member nor any of its principals, members, directors, officers, partners, employees or beneficial owners nor any Director nor any Officer will be required to devote full time to the affairs of the Company.
17

(b)	Each Director, each Member, and each Affiliate of the foregoing may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Member will have any rights in or to such activities of any other Member, Directors or any Affiliate of any Member or any profits derived from these activities.

Article IV
Transfers of Shares

4.1	Transferability of Shares.
(a)	Except pursuant to Section 4.1(b) below, no person shall become a substituted Member without the consent of the Board, which consent may be granted or withheld in its sole and absolute discretion. Any purported transfer in violation of this Section 4.1 shall be void.
(b)	Shares held by Members shall only be transferred:
(i)	by operation of law pursuant to the death, disability, divorce, bankruptcy, insolvency, incompetence or dissolution of a Member;
(ii)	with the written consent of the Board or any officer of the Company to which the Board delegates its authority hereunder (such consent to be granted or withheld in the sole and absolute discretion of the Board or the officer, as applicable) or
(iii)	to the extent agreed to by the Board (such agreement to be granted or withheld in the sole and absolute discretion of the Board), in accordance with an auction process established by an exchange or alternative trading system, such as the auction program administered by Nasdaq Fund Secondaries, LLC and its subsidiary, NFSTX, LLC.
(c)	The Board generally will not consider consenting to a transfer unless:
(i)	the transfer is one in which the tax basis of the Shares in the hands of the transferee is determined, in whole or in part, by reference to its tax basis in the hands of the transferring Member (e.g., certain gifts and contributions to family entities);
(ii)	the transfer is to members of the transferring Member’s immediate family (siblings, spouse, parents and children); or
(iii)	the transfer is pursuant to an auction process agreed to by the Board pursuant to Section 4.1(b)(iii) above.
(d)	The Board, in its sole and absolute discretion, may consent to a transfer of Shares by a Member if the transfer is to a single transferee or after the transfer of the Shares, the aggregate Net Asset Value of Shares of each of the transferee and transferor is not less than $2,000.
18

(e)	Notice to the Company of any proposed transfer must include evidence satisfactory to the Board that the proposed transferee, at the time of transfer, meets any requirements imposed by the Company with respect to investor eligibility and suitability and complies with the Investment Company Act, the Securities Act, and all other applicable laws and rules of any applicable governmental authority.
(f)	Each transferring Member and transferee must agree to pay all expenses, including, but not limited to, attorneys’ and accountants’ fees, incurred by the Company in connection with the transfer.
(g)	If a Member transfers Shares with the approval of the Board, the Company will promptly take all necessary actions so that each transferee or successor to whom the Shares is transferred is admitted to the Company as a Member.
4.2	Indemnification. Each Member shall indemnify and hold harmless the Company, each member of the Board, the Adviser, each other Member and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from (i) any transfer of Shares made by such Member in violation of Section 4.1 and (ii) any misrepresentation by such Member (or such Member’s transferee) in connection with any such transfer of Shares .

Article V
Repurchases of Shares

5.1	General.
(a)	Shares are not redeemable upon demand. From time to time, the Company may repurchase or redeem its Shares, all upon such terms and conditions as may be determined by the Directors and subject to any applicable provisions of the Investment Company Act or any exemption therefrom. Except as otherwise specifically provided in this Agreement, no Member shall have the right to require the Company to repurchase its Shares.
(b)	The Board shall adopt a repurchase policy in accordance with Rule 23c-3 of the Investment Company Act whereby the Company shall offer, on a quarterly basis (each, a “Repurchase Offer”), to repurchase no less than five percent (5%) or more than twenty-five percent (25%) of Shares outstanding at Net Asset Value, unless suspended or postponed in accordance with Section 5.1(c) below.
(c)	In accordance with the terms and conditions as are set forth in this Agreement, the Board may suspend or postpone a Repurchase Offer only: (a) if making or effecting the Repurchase Offer would cause the Company to lose its status as a regulated investment company under the Code; (b) for any period during which the NYSE or any market on which the securities owned by the Company are principally traded is closed, other than customary weekend and holiday closings, or during which trading in such market is restricted; (c) for any period during which an emergency exists as a result of which disposal by the Company of securities owned by it is not reasonably practicable, or during which it is not reasonably practicable for the Company fairly to determine the value of its net assets; or (d) for such other periods as the SEC may by order permit for the protection of Members of the Company.
19

5.2	Quarterly Repurchase Offers. In connection with a Repurchase Offer, the Board shall cause the Company to repurchase Shares on terms fair to the Company and to all Members in the following manner:
(a)	Members will be notified in writing (each such writing, a “Repurchase Notice”) about each quarterly Repurchase Offer, how they may request that the Company repurchase their Shares, the number of Shares that are the subject of such Repurchase Offer, the percentage that such Shares represent of all Shares held by Members and the “Repurchase Request Deadline,” which is the date the Repurchase Offer ends. The Repurchase Request Deadline will be determined by the Board and will be based on factors such as market conditions, liquidity of the Company’s assets and Member servicing conditions. The time between the notification to Members and the Repurchase Request Deadline may vary from no more than 42 days to no less than 21 days. The repurchase price of the Shares will be the Net Asset Value as of the close of regular trading on the New York Stock Exchange (“NYSE”) on the Repurchase Pricing Date.
(b)	Each quarterly repurchase pricing will typically occur on the Repurchase Request Deadline, but no later than the 14th day after the Repurchase Request Deadline, or the next Business Day if the 14th is not a Business Day (each, a “Repurchase Pricing Date”).
(c)	The Board, or a committee thereof, in its sole discretion, will determine the number of shares that the Company will offer to repurchase (the “Repurchase Offer Amount”) for a given Repurchase Request Deadline. The Repurchase Offer Amount, however, will be not less than 5% nor more than 25% of the total number of Shares outstanding on the Repurchase Request Deadline.
(d)	If Share repurchase requests exceed the number of Shares in the Repurchase Offer, the Company may, in its sole discretion (i) repurchase the tendered Shares on a pro rata basis or (ii) increase the number of Shares to be repurchased by up to 2.0% of the Company’s outstanding Shares. The Company may accept all Shares tendered for repurchase by Members who own less than one hundred shares and who tender all of their Shares, before prorating other amounts tendered. Because of the potential for proration, tendering Members may not have all of their tendered Shares repurchased by the Company.
(e)	Members must submit, in a manner described in the Repurchase Notice, responses to a Repurchase Notice (each, an “Offer Acceptance”) to the Company or its designated agent named in the Repurchase Notice by the applicable Repurchase Request Deadline. Offer Acceptances received by the Company or its designated agent after the Repurchase Request Deadline will be void and of no force and effect.
(f)	The amount due to any Member tendering all of or a portion of its Shares shall be equal to the product of the total number of Shares accepted for repurchase by the Company multiplied by the Net Asset Value per Share determined as of the close of regular trading on the NYSE on the Repurchase Pricing Date, which will be based on the estimated unaudited Net Asset Value of the Company’s assets as of such date, after giving effect to all allocations to be made to the Members as of such date.
20

(g)	Payment pursuant to the repurchase will be made in cash within seven days of the Repurchase Pricing Date (the “Repurchase Payment Deadline”). The Board may establish other policies for repurchases of Shares that are consistent with the Investment Company Act and other pertinent laws. Shares tendered for repurchase by a Member prior to any Repurchase Request Deadline will be repurchased subject to the aggregate repurchase amounts established for that Repurchase Request Deadline. Repurchase proceeds, net of any repurchase fee, will be paid to Members prior to the Repurchase Payment Deadline.
(h)	The Company may maintain cash or borrow money to satisfy its repurchase obligations.
5.3	Mandatory Repurchases. The Board, in its sole discretion, may cause the Company to repurchase the Shares of a Member or of any person acquiring such Shares from or through a Member in the event that the Board determines or has reason to believe that, among other things:
(a)	all or part of such Shares have been transferred in violation of this Agreement or such Shares have vested in any person by operation of law as a result of the death, dissolution, bankruptcy or incompetency of a Member;
(b)	ownership of such Shares by such Member or other person will cause the Company to be in violation of, or subject the Company or any Member to additional registration or regulation under the securities, commodities, or other laws of the U.S. or any other relevant jurisdiction;
(c)	continued ownership of such Shares may be harmful or injurious to the business or reputation of the Company, or may subject the Company or any Members to an undue risk of adverse tax or other fiscal consequences;
(d)	any representation or warranty made by a Member in connection with the acquisition of its Shares was not true when made or has ceased to be true;
(e)	the Board determines that ownership of Shares by such Member is not in the best interests of the remaining Members of the Company;
(f)	such Member owns Shares equal to or in excess of a percentage of the outstanding Shares determined from time to time by the Board; or
(g)	such Member fails to meet or maintain the qualifications for ownership of Shares established from time to time by the Board.

Article VI
Valuation

6.1	Valuation Calculation. Valuation of the Company’s assets and Share price will be determined in the following manner:
(a)	the value of the Company’s assets shall be calculated once each Business Day as of the regularly scheduled close of normal trading on the NYSE (normally, 4:00 p.m.~~.~~, Eastern Time). If the NYSE closes early, such as on days in advance of holidays generally observed by the NYSE, the Company will calculate Net Asset Value as of such earlier closing time. The Net Asset Value of the Company will be equivalent to its assets less its liabilities.
21

Investments are valued on the basis of market quotations where available and otherwise in accordance with the policies and procedures as defined specifically in the Company’s “Valuation Policy” adopted by the Board. All values assigned to the assets of the Company pursuant to this Section 6.1 shall be binding and conclusive as to all parties.

6.2	Reserves. Liabilities of the Company shall be determined in accordance with GAAP. The Board, in its sole discretion, may from time to time provide reserves for liabilities and expenses where the amounts of such items are estimated.

Article VII
Shares

7.1	General.
(a)	The number of the Company’s authorized Shares and the number of Shares that may be issued is unlimited, and, subject to Section 3.4 hereof and Section 7.2(c) hereof, the Board may issue Shares for such consideration and on such terms as they may determine (or for no consideration if pursuant to a Share dividend or split-up), or may reduce the number of issued Shares in proportion to the relative net asset value of the Shares then outstanding, all without action or approval of the Members. All such Shares shall have $1.00 par value per Share. All Shares when so issued on the terms determined by the Directors shall be fully paid and non-assessable. The Board may hold on behalf of the Company any Shares reacquired by the Company, reissue such Shares for such consideration and on such terms as they may determine, or cancel such Shares, at their discretion from time to time.
(b)	Any Adviser or Director, Officer or other agent of the Company, and any organization in which any such person is interested may acquire, own, hold and dispose of Shares to the same extent as if such person were not a Director, Officer or other agent of the Company; and the Company may issue and sell or cause to be issued and sold and may purchase Shares from any such person or any such organization subject only to the limitations, restrictions or other provisions applicable to the sale or purchase of Shares generally.
(c)	Shares shall not be represented by certificates, but only by notation on the Share records of the Company, as kept by the Company or by any transfer or similar agent, as the case may be. The Share records, whether maintained by the Company or any transfer or similar agent, as the case may be, shall be conclusive as to who are the holders of Shares and as to the number of Shares held from time to time by each such person.
7.2	Rights and Liabilities with respect to Shares.
(a)	All consideration received by the Company for the issue or sale of Shares, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to all Members generally and not to the account of any particular Member, subject only to the rights of creditors, and shall be so recorded upon the books and records of the Company.
(b)	The liabilities, expenses, costs and charges (including any reserves as may be established from time to time) attributable to the Shares shall be charged and allocated to such Shares generally and not to the account of any particular Member and shall be so recorded upon the books and records of the Company.
22

(c)	Dividends and distributions on Shares may be paid to the Members, pursuant to Section 8.1 herein.
(d)	In the event of the liquidation or dissolution of the Company, the Members shall be entitled to receive assets of the Company as set out in this Section 7.2. Upon the liquidation or dissolution of the Company, the Board shall make provisions for the satisfaction (whether by payment or the making of reasonable provision for payment thereof) of all of the Company’s outstanding obligations, taxes and other liabilities, accrued or contingent in accordance with the Act. Any remaining assets (which may, in the discretion of the Board, include assets distributed in- kind valued at their date of distribution in accordance with Section 6.l(a) hereof) shall be distributed among the Members in proportion to the relative number of Shares held by such persons.
(e)	Shares shall be transferable only in accordance with Article IV hereof.
(f)	Except as provided herein, each Share shall represent an equal proportionate interest in the Company, and each Share shall be equal with respect to Net Asset Value per Share as against each other Share of the Company. The rights attaching to all Shares shall be identical as to right of redemption or repurchase, dividends and other distributions (whether or not on liquidation), and voting rights (the vote attaching to each Share or fraction thereof being equal to the dollar value of the same as of the record date for any such vote). The Board may from time to time divide or combine the Shares into a greater or lesser number of Shares provided that such division or combination does not change the proportionate interest in the Company of any Member or in any way affect the rights of Shares.
(g)	The Board may accept investments in the Company by way of Share purchase, from such persons, on such terms (including minimum purchase amounts) and for such consideration, not inconsistent with the provisions of the Investment Company Act, as they from time to time authorize or determine. The Board may authorize any distributor, principal underwriter, custodian, transfer agent or other person to accept orders for the purchase or sale of Shares that conform to such authorized terms and to reject any purchase or sale orders for Shares whether or not conforming to such authorized terms.
(h)	Any fractional Share, if outstanding, shall carry proportionately all the rights and obligations of a whole Share, including those rights and obligations with respect to voting, receipt of dividends and distributions, redemption of Shares, and liquidation of the Company. Fractions of Shares shall be calculated to three decimal points.

Article VIII
Distributions, Withholding and Dividend Reinvestment Plan

8.1	Distributions. The Company shall generally distribute all or a portion of any dividends or investment income it earns on investments to Members on a quarterly basis (each, a “Quarterly Distribution”). In addition to Quarterly Distributions, the Company will make regular distributions to the Members of all or a portion of capital gains distributed to the Company by the Underlying Funds and capital gains earned by the Company from the disposition of an Underlying Fund or other investments, together with any dividends or interest income earned from such investments (each, a “Periodic Distribution” and, together with Quarterly Distributions, the “Distributions”).
23

All Distributions shall be made to each Member pro rata based on the number of Shares held by such Member and will be net of Company expenses. The Company may make distributions as determined by the Board from time to time in accordance with this Agreement; provided, however, that no distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of the liabilities of the Company and such distribution does not violate the Act or other applicable law. Notwithstanding any provision to the contrary contained in this Agreement, the Board shall not be permitted to make a distribution to the Members on account of their interest in the Company if such distribution would violate the Act or any other applicable law.

8.2	Distribution Election; Dividend Reinvestment Plan.
(a)	Unless a Member makes a Distribution Election in accordance with the Company’s Dividend Reinvestment Policy, all Distributions shall be reinvested in full and fractional Shares at the Net Asset Value per Share next determined on the payable date of such Distributions. Any such Shares shall be registered in the name of such Member.
(b)	If a Member has made a Distribution Election, the Company may make Distributions in a combination of cash and Shares. Any such Shares shall be registered in the name of such Member and any such cash payment shall be mailed as soon as practicable after Distributions are declared. The Company may distribute Shares to a Member that has made a Distribution Election only to the extent that the Board has determined that such distribution of Shares will be treated as a distribution of property for purposes of section 301 of the Code. No interest shall accrue on amounts represented by uncashed Distributions checks.
(c)	A Member may make a Distribution Election on a quarterly basis by written request to the Company or such Member’s broker/dealer, who will inform the Company of such Member’s Distribution Election.
(d)	The Company shall be entitled to withhold or cause to be withheld from each Member’s distribution from the Company such amounts on account of taxes or similar charges, if any, as are required by applicable law. Each Member shall furnish to the Company from time to time all such information as is required by applicable law or otherwise reasonably requested by the Company (including certificates in the form prescribed by the Code or Treasury Regulations thereunder or applicable state, local or foreign law) to permit the Company to ascertain whether and in what amount withholding is required in respect of such Member.
(e)	The Company may make additional distributions to Members at such times and in such amounts as the Board determines are necessary or appropriate in connection with the Company’s qualification as a regulated investment company for federal income tax purposes, to reduce or eliminate the Company’s investment company taxable income for federal income tax purposes, or to reduce or avoid the imposition of any excise tax on the Company.

Article IX
Other Fiscal Matters

9.1	Deposits. All funds of the Company shall be deposited in an account or accounts in such banks, trust companies or other depositories as the Board may select.
24

9.2	Financial Records. All financial records shall be maintained and reported using GAAP.
9.3	Fiscal Year. The fiscal year of the Company shall end on the last day of March each year, unless otherwise determined by the Board.
9.4	Agreements, Consents, Checks, Etc. All agreements, consents, checks, drafts or other orders for the payment of money, and all notes or other evidences of indebtedness issued in the name of the Company shall be signed by those persons authorized from time to time by the Board.
9.5	Transactions with the Members. Except as prohibited in the Act, the Members may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with the Company and have the same rights and obligations with respect to any such matter as a person who is not a Member.
9.6	Entity Classification Election. The Company shall execute and file a U.S. Internal Revenue Service Form 8832 electing to classify the Company as a corporation for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3 as of a date no later than the date hereof, and each Officer of the Company and each Director is hereby authorized to execute and file such Form 8832 for all of the Members. The Company is hereby authorized to execute and file for all of the Members any comparable form or document required by any applicable United States state or local income or similar tax law for the Company to be classified as a corporation under such tax law.
9.7	Corporate Form. The Board may, in its sole discretion and without Member approval, unless such approval is required by the Investment Company Act, cause the conversion of the Company to another entity or business form pursuant to Section 18-216 of the Act. The conversion of the Company from a “closed-end company” to an “open-end company,” as those terms are defined in Section 5(a)(2) and 5(a)(1), respectively, of the Investment Company Act, shall require the affirmative vote or consent of the holders of seventy-five percent (75%) of the Shares outstanding. However, if such conversion is recommended by at least seventy-five percent (75%) of the Directors then in office, the vote or written consent of the holders of a majority of the outstanding voting securities of the Company shall be sufficient to authorize such conversion.

Article X
Dissolution

10.1	Dissolution.
(a)	The Company shall be dissolved and its affairs wound-up upon the occurrence of any of the following events:
(i)	any event which would make it unlawful to continue the existence of the Company; or
(ii)	the Board determines to dissolve the Company upon at least thirty (30) calendar days’ prior written notice to the Members.
(b)	Upon the dissolution of the Company, the Board shall promptly notify the Members of such dissolution.
25

(c)	Upon dissolution of the Company, the Board shall, at any time during the ninety (90) calendar day period following completion of a final audit of the Company’s books and records, make distributions out of Company assets in the following manner and order:
(i)	to payment and discharge of the claims of all creditors of the Company who are not Members;
(ii)	to payment and discharge of the claims of Member creditors of the Company pro rata based on the respective amounts of their claims; and
(iii)	to each Member in proportion to number of Shares held by such Member.
(d)	The Board shall furnish each of the Members with a statement prepared by the Company’s accountants setting forth the assets and liabilities of the Company as of the date of completion of the dissolution and liquidation as herein provided. Such statement shall also schedule the receipts and disbursements made with respect to the dissolution and liquidation under this Agreement.
(e)	Within a reasonable period of time following the completion of dissolution in accordance with the terms hereof, the Company shall terminate and a Certificate of Cancellation of the Company or such other document or documents as may be required by the Act for such purpose shall be filed, whereupon the Company will cease to exist in all respects.
(f)	Members and former Members shall look solely to the Company’s assets for any payment in respect of their Shares, and if the assets of the Company remaining after payment of or due provisions for all debts, liabilities and obligations of the Company are insufficient to make any payment in respect of Shares, the Members and former Members shall have no recourse against the Company or any other Member.

Article XI
SPECIAL POWER OF ATTORNEY

11.1	Granting of Power. The Members hereby grant to each Director and each Officer, with full power of substitution, and resubstitution, a special power of attorney which constitutes and appoints each Director and each Officer as an attorney-in-fact for the Members, with power and authority to each Director and each Officer to act in the name and on behalf, of the Members to make, execute, consent to, acknowledge, and swear to, in the execution, acknowledgment, and filing of documents, which shall include, by way of illustration but not of limitation, the following:
(a)	This Agreement, the Certificate, as well as any amendments to or restatements of the foregoing which are in accordance with the terms of this Agreement and which, under the laws of the State of Delaware or under the applicable laws of any other jurisdiction, are deemed by the Board to be necessary, required, advisable or desirable to be filed;
(b)	Any other instrument, certificate, or document which may be required or deemed advisable to be filed by the Company or the Board under the laws of the State of Delaware or under the applicable laws of any other jurisdiction to the extent that the Board deems such filing to be necessary, required, advisable or desirable;
26

(c)	Any and all amendments, restatements or modifications of the instruments described in the preceding paragraphs (a) and (b);
(d)	Any document which may be required to effectuate the continuation of the Company, the admission of additional or substituted Members in accordance with the terms of this Agreement, or the reduction, dissolution, termination or extension of the Company (provided such continuation, admission, reduction, dissolution, termination or extension is in accordance with the terms of this Agreement) or to reflect any reductions in the number of Shares;
(e)	Any administrative or clarifying amendments or modifications of this Agreement, the Certificate or any other instrument deemed necessary or desirable by the Board to effectuate the terms and provisions of this Agreement; and
(f)	Any instrument, certificate or document which the Board deems necessary, required, advisable or desirable to comply with the terms and provisions of Article XII of this Agreement.
11.2	Extent of Power. The special power of attorney granted by the Members:
(a)	Is a special power of attorney coupled with an interest, is irrevocable and shall survive and not be affected by the subsequent death or incapacity of the granting Members;
(b)	Shall survive the delivery of a transfer by any Member of the whole or any portion of his interest; except that where the transferee thereof has been admitted to the Company as a Subsequent Member, it shall survive the delivery of such transfer for the sole purpose of enabling the Board or any Officer to execute, acknowledge and file any instrument necessary to effectuation such transfer.

Article XII
Miscellaneous

12.1	Amendments.
(a)	Except as otherwise provided in this Section 12.1, this Agreement may be amended, in whole or in part, with: (i) the approval of a majority of the Board (including the approval of a majority of the Independent Directors, if required by the Investment Company Act) and (ii) if required by the Investment Company Act, the approval of the Members by such vote as is required by the Investment Company Act.
(b)	Any amendment that would:
(i)	increase the obligation of a Member to make any contribution to the capital of the Company;
(ii)	reduce the rights attaching to the Shares held by any person as against the rights attaching to the Shares held by any other person; or
(iii)	modify the events causing the dissolution of the Company;
27

may be made only if (1) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (2) such amendment does not become effective until (A) each Member has received written notice of such amendment and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board) to tender all of such person’s Shares for repurchase by the Company.

(c)	The power of the Board to amend this Agreement at any time without the consent of the Members in accordance with paragraph (a) of this Section 12.1 shall specifically include, but shall not be limited to, the power to:
(i)	restate this Agreement together with any amendments hereto that have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;
(ii)	amend this Agreement (other than with respect to the matters set forth in Section 12.1(b) hereof) to effect compliance with any applicable law or regulation, including, but not limited to, the requirements, or to reflect any relaxation of such requirements in the future, of any U.S. federal securities laws, or any regulations, guidelines or policies or interpretations of the federal securities laws or regulatory agencies or the staffs thereof, or to clarify or cure any ambiguity or to correct or supplement any provision hereof that may be inconsistent with any other provision hereof; and
(iii)	amend this Agreement, taking due consideration of the interests of the Members as a whole, to make such changes as may be necessary or advisable to ensure that the Company maintains its then-current federal tax treatment.
(d)	No amendment to this Agreement will be valid to the extent such amendment was not approved in accordance with the provisions of the Investment Company Act.
12.2	Confidentiality.
(a)	A Member may obtain from the Company such information regarding the affairs of the Company as is just and reasonable under the Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location and at whose expense) established by the Board.
(b)	Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other person the name and/or address (whether business, residence or mailing) of any Member (collectively, “Confidential Information”) without the prior written consent of the Board, which consent may be granted or withheld in its sole and absolute discretion.
(c)	Each Member recognizes that in the event that this Section 12.2 is breached by any Member or any of its principals, partners, shareholders, directors, officers, employees or agents or any of its affiliates, including any of such affiliates’ principals, partners, shareholders, directors, officers, employees or agents, irreparable injury may result to the non-breaching Members and the Company. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Company may be entitled, it is the intent of the parties that such Members and the Company shall also have the right to
28

obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys’ fees and other litigation expenses incurred in connection therewith. In the event that any non-breaching Member or the Company determines that any of the other Members or any of its principals, partners, shareholders, directors, officers, employees or agents or any of its affiliates, including any of such affiliates’ principals, partners, shareholders, directors, officers, employees or agents should be enjoined from or required to take any action to prevent the disclosure of Confidential Information, each of the other non-breaching Members agrees to pursue in a court of appropriate jurisdiction such injunctive relief.

12.3	Applicability of Investment Company Act. The parties hereto acknowledge that this Agreement is not intended to, and does not, set forth the substantive provisions contained in the Investment Company Act and the Form N-2 that affect numerous aspects of the conduct of the Company’s business and of the rights, privileges and obligations of the Members. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the Investment Company Act and the Form N-2.
12.4	Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees and assigns.
12.5	Construction. The Board shall have the full power and authority to construe and interpret this Agreement.
12.6	Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
12.7	Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.
12.8	Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.
12.9	Governing Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members, without regard to the principles of conflicts of laws.
12.10	Exclusive Forum.

(a)  Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any action or proceeding brought on behalf of the Company or the Members, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, Officer or other agent of the Company to the Company or the Company’s Members, (iii) any action asserting a claim arising pursuant to any provision of the Act, this Agreement or federal law, including the Investment Company Act, (iv) any action to interpret, apply, enforce or determine the validity of this Agreement or any agreement contemplated by any provision of the Investment Company Act or this Agreement, or (v) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the

29

Superior Court of the State of Delaware (each a “Covered Action”). Any person purchasing or otherwise acquiring or holding Shares of the Company shall be (i) deemed to have notice of and consented to the provisions of this Section 12.10, and (ii) deemed to have waived any argument relating to the inconvenience of the forums referenced above in connection with any action or proceeding described in this Section 12.10.

(b)  If any Covered Action is filed in a court other than the Court of Chancery of the State of Delaware or the Superior Court of the State of Delaware (a “Foreign Action”) in the name of any Member, such Member shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware and the Superior Court of the State of Delaware in connection with any action brought in any such courts to enforce the first paragraph of this Section 12.10 (an “Enforcement Action”) and (ii) having service of process made upon such Member in any such Enforcement Action by service upon such Member’s counsel in the Foreign Action as agent for such Member. Furthermore, except to the extent prohibited by any provision of the Act or this Agreement, if any Member shall initiate or assert a Foreign Action without the written consent of the Company, then each such Member shall be obligated jointly and severally to reimburse the Company and any Officer or Director of the Company made a party to such proceeding for all fees, costs and expenses of every kind and description (including, but not limited to, all reasonable attorneys’ fees and other litigation expenses) that the parties may incur in connection with any successful motion to dismiss, stay or transfer such Foreign Action based upon non-compliance with this Section 12.10

12.11	Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof.
12.12	Counterparts. This Agreement may be executed in several counterparts with the same effect as if all parties thereto had signed the same document provided that the several counterparts, in the aggregate shall have been signed by all of the Members. All such counterparts shall be construed together and shall constitute one Agreement binding upon all the parties thereto.
12.13	Notices. All notices shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by registered mail, postage prepaid, to the following respective addresses until a different address is specified in writing by a party to the other party:

To the Fund:	Harrison Street Real Assets Fund LLC
5050 South Syracuse Street, Suite 1100
Denver, CO 80237
Attention: William Fuhs, President

To the Adviser:	Harrison Street Private Wealth LLC
5050 South Syracuse Street, Suite 1100
Denver, CO 80237
Attention: William Fuhs, President

12.14	Waiver of Terms and Conditions. Any waiver as to any of the terms or conditions of this Agreement in one instance shall not operate as a waiver of the same terms and conditions or prevent the enforcement of any of the terms and conditions hereof in any other instance.
12.15	Litigation. The Board shall prosecute and defend such actions at law or in equity as may be necessary in its sole discretion to enforce or protect the interests of the Company.

[Signature page follows]

30

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first above set forth.

MEMBERS:

HARRISON STREET PRIVATE WEALTH LLC

By: Harrison Street Asset Management ULC, its Managing Member

By:	/s/ Mark D. Quam
Name:	Mark D. Quam
Title:	Chief Executive Officer

Exhibit A

OFFICERS

OF

HARRISON STREET REAL ASSETS FUND LLC

(as of the date of this agreement)

Name	Office
Mark D. Quam	Chief Executive Officer
William R. Fuhs, Jr.	President
Casey Frazier	Chief Investment Officer
Dave Truex	Deputy Chief Investment Officer
Brian Petersen	Chief Financial Officer and Treasurer
Dustin C. Rose	Assistant Treasurer
Kelly McEwen	Secretary and Assistant Treasurer
Jillian Varner	Chief Compliance Officer
A-1

Schedule A

Initial Members

Name	Address	Capital Contribution
Harrison Street Private Wealth LLC (formerly, Versus Capital Advisors LLC)	5050 South Syracuse Street Suite 1100 Denver, Colorado 80237	$100,000

A-2